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CONTACTS: Richard M. Ubinger                      June Filingeri
          Vice President of Finance,              President
          Chief Financial Officer and Treasurer   Comm-Partners LLC
          (412) 257-7606                          (203) 972-0186

FOR IMMEDIATE RELEASE
----------------------

         UNIVERSAL STAINLESS JOINS RUSSELL 3000 AND RUSSELL 2000 INDICES

     BRIDGEVILLE, PA, June 28, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that the Company was added to the broad-market Russell 3000 Index when Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 22, according to the official membership posted on www.russell.com.

     As a result of its membership in the Russell 3000, which remains in place for one year, Universal Stainless & Alloy Products also has been included in the small-cap Russell 2000 as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. The Russell 3000 serves as the U.S. component to the Russell Global Index.

     Mac McAninch, Chairman and Chief Executive Officer, commented: "We are pleased to have reached this milestone for our Company, our employees and our shareholders."

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers.

Forward-Looking Information Safe Harbor
---------------------------------------

     Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. # # #